Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR GE TRANSPORTATION

The following discussion and analysis of GE Transportation’s financial condition and results of operations should be read in conjunction with GE Transportation’s unaudited condensed combined financial statements and related notes and audited combined financial statements and related notes, each of which are included elsewhere in this current report on Form 8-K. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and set forth in Item 1A, Risk Factors, in Westinghouse Air Brake Technologies Corporations ("Wabtec") Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as may be supplemented from time to time in Wabtec's filings with the Securities and Exchange Commission (the "SEC").

GE Transportation’s historical financial statements included in this current report on Form 8-K have been presented on a “carve-out” basis from the consolidated financial statements of General Electric Company ("GE") using the historical results of operations, cash flows, assets and liabilities of GE Transportation and include allocations of corporate expenses from GE. These allocations reflect significant assumptions, and the financial statements do not fully reflect what GE Transportation’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of GE Transportation’s future results of operations, financial position or cash flows.

Overview

GE Transportation is a leading global provider of products and solutions to transportation, logistics and other industrial markets. GE Transportation designs, engineers and manufactures diesel-electric locomotives, supplies associated aftermarket parts and services and provides digital solutions. GE Transportation’s culture of innovation and differentiated aftermarket solutions has allowed it to build a leading global installed base of diesel-electric locomotives, significant contracted services backlog and longstanding customer relationships. GE Transportation’s products and services are important to its customers’ operating and financial success and help them operate with reliability and efficiency. Leveraging its heritage in diesel-electric locomotives, GE Transportation has continued to expand its technologies into new products, end markets and logistics applications. Leveraging its core competencies in locomotive manufacturing, GE Transportation produces electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications. GE Transportation also has used its engineering and software capabilities to build a digital business that delivers significant benefits across the transportation and mining landscape. GE Transportation’s products are globally recognized for their quality, reliability, fuel efficiency and emissions compliance, and GE Transportation is known for its superior customer service. These attributes combined have fostered strong brand loyalty and generated longstanding customer relationships, which contribute to its leading market positions. As of December 31, 2018, GE Transportation’s North American installed base was more than 16,000 diesel-electric locomotives and kits, comprising the largest portion of GE Transportation’s global installed base of more than 23,000 diesel-electric locomotives and kits. As of December 31, 2018, GE Transportation had sales in more than 50 countries and eight primary manufacturing facilities and approximately 9,400 employees worldwide. For the year ended December 31, 2018, GE Transportation generated revenue of $3,911 million and net earnings of $396 million.

For over 110 years, GE Transportation has served the worldwide freight and passenger rail industries, which are a critical component of the global transportation system and the global economy. In North America, railroads carry about 28% of total freight, as measured by ton-miles, and over 40% of long distance freight travelling over 750 miles, which is more than any other mode of transportation. Rail is one of the most cost-effective, energy-efficient modes of transport, both domestically and internationally. GE Transportation’s North American customers are principally Class I railroads. GE Transportation’s international customers are principally international freight and passenger railroads in Latin America, Russia/CIS, Australia, India and Sub-Saharan Africa, who depend on diesel-electric locomotives. GE Transportation’s diverse product portfolio is designed to cater to the varying requirements of Class I and international railroads. GE Transportation’s customers’ ongoing usage of locomotives and associated wear and tear on the equipment present opportunities to support railroads with aftermarket parts and services. Railroads place a high value on reliability, fuel efficiency and minimal downtime. As a result, the availability of replacement parts and GE Transportation’s maintenance and overhaul services are important value drivers for GE Transportation’s customers and generate high-margin recurring revenue opportunities.

GE Transportation’s business experienced significant headwinds in 2016 and 2017 due to a downturn in the U.S. freight rail industry driven by commodity prices. GE Transportation has recently undergone a set of transformation and restructuring initiatives, including expanding its international footprint, optimizing its supply base and utilizing digitization and lean manufacturing to enhance the efficiency and effectiveness of its total supply chain. GE Transportation believes these initiatives have resulted in a more streamlined cost structure and optimized workforce to position it for growth in the recovering U.S. freight rail market and in international markets.

Factors Impacting GE Transportation’s Performance

GE Transportation primarily serves the worldwide freight and transit rail industries. As such, its operating results are largely dependent on the level of activity, financial condition and capital spending plans of railroads and passenger transit agencies around the world, and transportation equipment manufacturers who serve those markets. Many factors influence these industries, including general economic conditions; traffic volumes, as measured by freight carloadings and passenger ridership; government spending on public transportation; and investment in new technologies. In general, trends such as increasing urbanization, a focus on sustainability and environmental awareness, an aging equipment fleet, and growth in global trade are expected to drive continued investment in freight and transit rail.

GE Transportation monitors a variety of factors and statistics to gauge market activity. Freight rail markets around the world are driven primarily by overall economic conditions and activity, while transit markets are driven primarily by government funding and passenger ridership. Changes in these market drivers can cause fluctuations in demand for GE Transportation’s products and services.

According to the 2018 edition of the World Rail Market Study by UNIFE, the Association of the European Rail Industry, the accessible global market for railway products and services is more than $115 billion and is expected to grow at about 2.6% annually through 2023. The three largest geographic markets, which represent nearly 80% of the total accessible market, are Western Europe, North America and Asia Pacific. UNIFE projects that all regional markets will grow through 2023, with more mature markets like North America accounting for the largest share of absolute growth due to planned large-scale transit projects and smaller markets like Latin America and Africa/Middle East experiencing the highest growth rates due to infrastructure and transit investments. The largest product segments of the market are services, rolling stock, and infrastructure, which represent almost 90% of the accessible market. UNIFE projects that the rolling stock and services segments will be the most significant absolute growth drivers through 2023, with projected growth rates of 2.7% and 2.5%, respectively. UNIFE projects spending on rolling stock to grow due to increased investment in passenger transit vehicles (particularly high-speed trains). UNIFE estimates that the global installed base of locomotives is about 114,000 units, with about 33% in Asia Pacific, about 26% in North America and about 18% in Russia/CIS.

In North America, railroads carry about 40% of long distance freight travelling over 750 miles, as measured by ton-miles, which is more than any other mode of transportation. Through direct ownership and operating partnerships, U.S. railroads are part of an integrated network that includes railroads in Canada and Mexico, forming what is regarded as the world’s most-efficient and lowest-cost freight rail service. There are more than 500 railroads operating in North America, with the largest railroads, referred to as “Class I,” accounting for more than 90% of the industry’s revenues. The railroads carry a wide variety of commodities and goods, including coal, metals, minerals, chemicals, grain, and petroleum. These commodities represent about 50% of total rail carloadings, with intermodal carloads accounting for the rest. Railroads operate in a competitive environment, especially with the trucking industry and the emergence of autonomous trucks, and are always seeking ways to improve safety, cost and reliability. New technologies offered by GE Transportation and others in the industry can provide some of these benefits. Demand for GE Transportation’s locomotives, freight related products and services, and digital solutions in North America is driven by a number of factors, including rail traffic, average railroad velocity and production of new locomotives and new freight cars. In the U.S., the passenger transit industry is dependent largely on funding from federal, state and local governments, and from fare box revenues. Demand for North American passenger transit products is driven by a number of factors, including government funding, deliveries of new subway cars and buses, and ridership. The U.S. federal government provides money to local transit authorities, primarily to fund the purchase of new equipment and infrastructure for their transit systems. Demand for GE Transportation’s services is affected by the number of parked locomotives, which hit historic highs in 2016 and recovered into 2018.

Growth in the Asia Pacific market has been driven mainly by the continued urbanization of China and India, and by investments in infrastructure, metro vehicles, and rail controls. India is making significant investments in rolling stock and infrastructure to modernize its rail system; for example, the country has awarded a 1,000-unit locomotive order to GE Transportation.

Other key geographic markets include Russia/CIS and Africa-Middle East. With about 1.2 million freight cars and about 26,000 locomotives, Russia/CIS is among the largest freight rail markets in the world, and it’s expected to invest in both freight and transit rolling stock. Africa-Middle East rail supply is expected to grow over the long-term due to investment in transit vehicles in South Africa, growing demand for infrastructure in the Middle East, and services needs to support new rail systems going into service.

In its study, UNIFE also said it expected increased investment in digital tools for data and asset management, and in rail control technologies, both of which would improve efficiency in the global rail industry. UNIFE said data-driven asset management tools have the potential to reduce equipment maintenance costs and improve asset utilization, while rail control technologies have been focused on increasing track capacity, improving operational efficiency and ensuring safer railway traffic. GE Transportation offers integrated solutions to help customers make ongoing investments in these initiatives.

In 2018 and beyond, general global economic and market conditions will have an impact on GE Transportation’s sales and operations. To the extent that these factors cause instability of capital markets amid a rising interest rate environment, shortages of raw materials or component parts, longer sales cycles, deferral or delay of customer orders or an inability to market GE Transportation’s products effectively with a higher cost of capital, GE Transportation’s business and results of operations could be materially adversely affected. In addition, GE Transportation faces risks inherent in global expansion and risk associated with its four-point growth strategy, including the level of investment in innovation that customers are willing to make, especially in integrated technologies developed by the industry and GE Transportation. When necessary, GE Transportation will modify its financial and operating strategies to reflect changes in market conditions and risks.

Presentation

Certain terms are used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations for GE Transportation” as follows:

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Equipment segment: GE Transportation’s Equipment segment is a leading manufacturer of diesel-electric locomotives serving freight and passenger railroads. GE Transportation produces products and solutions that help railroads reduce operating costs, decrease fuel use, minimize downtime and comply with stringent emissions standards. In addition to locomotives, GE Transportation also produces a range of engines, electric motors and premium propulsion systems used in mining, marine, stationary power and drilling applications.

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Services segment: GE Transportation’s Services segment is responsible for supporting railroads in the operation of their fleet of GE Transportation locomotives in an efficient manner throughout their entire lifecycle in terms of safety, availability, reliability and economic performance. GE Transportation provides aftermarket parts and services to its global installed base, including predictive maintenance, regular maintenance, and unscheduled maintenance and overhaul services for locomotives. GE Transportation’s offerings include supply of parts, technical support and locomotive modernizations. Commercially, locomotive maintenance can be contracted on a fully transactional basis or through multi-year contracts (Contractual Service Agreements or “CSAs”), where GE Transportation assumes certain service activities, and the related performance risks, in return for fixed and variable payments based on underlying utilization of the asset(s) covered.

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Digital segment: GE Transportation’s Digital segment combines a history of industrial leadership with cutting-edge data science and analytics acumen to create an efficient, productive and reliable digital-rail ecosystem, from mine to port, from shipper to receiver, from port to intermodal terminals to main line locomotives and railcars and across train yards and operation centers. GE Transportation’s Digital segment develops and works with customers to implement a comprehensive set of software-enabled solutions that deliver significant benefits across the transportation and mining landscape. Characterized by in-house and boutique solution providers, the breadth and market presence of GE Transportation’s Digital solutions have positioned GE Transportation as a key player for digital innovation.

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Sales (costs) of goods: Goods primarily consists of GE Transportation’s Equipment segment, as well as parts sales in GE Transportation’s Services segment and some Digital segment products. Specifically, goods consist of locomotives, locomotive parts, modernizations, marine, stationary and drilling apparatuses and parts, mining equipment and parts, and digital equipment.

•
Sales (costs) of services: Services primarily consists of GE Transportation’s Services segment, as well as some Digital segment products. Sales and costs of services consists of maintenance services, marine, stationary and drilling services, mining services, and digital services.

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Operating income: The term “operating income” is used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations for GE Transportation” and in the combined financial statements of GE Transportation and the notes thereto. This term is defined as Gross profit less Selling, general and administrative expenses.

Results of Operations

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

The following table sets forth GE Transportation’s income statement data for the years ended December 31, 2018 and 2017:

	For the Year Ended December 31
	2018	2017	Variation ($)	Variation (%)
	In thousands, except for percentages
Income Statement Data:
Revenues
Sales of goods	$2,513,129	$2,546,637	$(33,508)	(1%)
Sales of services	1,397,691	1,383,671	14,020	1%
Total revenues	3,910,820	3,930,308	(19,488)	0%
Cost of revenues
Cost of goods sold	2,026,373	2,129,684	(103,311)	(5%)
Cost of services sold	838,631	877,390	(38,759)	(4%)
Gross profit	1,045,816	923,234	122,582	13%
Selling, general and administrative expenses	525,733	449,651	76,082	17%
Impairment of goodwill	—	—	—	—
Non-operating benefit costs	9,986	16,877	(6,891)	(41%)
Other (expense) income	(1,387)	(24,307)	22,920	94%
Earnings before income taxes	508,710	432,399	76,311	18%
Provision for income taxes	(112,978)	(44,303)	(68,675)	155%
Net earnings	395,732	388,096	7,636	2%
Less net earnings attributable to noncontrolling interests	414	14,311	(13,897)	(97%)
Net earnings attributable to Parent	$395,318	$373,785	$21,533	6%
Other comprehensive (loss) income
Foreign currency translation adjustments	(34,713)	15,568	(50,281)	(323%	)
Benefit plans, net of taxes	(236)	459	(695)	(151%)
Other comprehensive (loss) income, net of taxes	(34,949)	16,027	(50,976)	(318%)
Less other comprehensive income (loss) attributable to noncontrolling interests	(3,976)	703	(4,679)	(666%)
Other comprehensive (loss) income attributable to Parent	(30,973)	15,324	(46,297)	(302%)
Comprehensive income (loss)	360,783	404,123	(43,340)	(11%)
Less comprehensive income (loss) attributable to noncontrolling interests	(3,562)	15,014	(18,576)	(124%)
Comprehensive income attributable to Parent	$364,345	$389,109	$(24,764)	(6%)

Sales of goods

Sales of goods for the year ended December 31, 2018 was $2,513,129 thousand, a decrease of $33,508 thousand, or 1%, from $2,546,637 thousand for the year ended December 31, 2017. Locomotive deliveries were down 37%, offset by wheel shipments up 77%, and modernization shipments up 83%.

Sales of services

Sales of services for the year ended December 31, 2018 was $1,397,691 thousand, an increase of $14,020 thousand, essentially flat to December 31, 2017.

Total revenues

Total revenues for the year ended December 31, 2018 was $3,910,820 thousand, a decrease of $19,488 thousand, essentially flat, from $3,930,308 thousand for the year ended December 31 2017.

Cost of goods sold

Cost of goods sold for the year ended December 31, 2018 was $2,026,373 thousand, a decrease of $103,311 thousand, or 5%, from $2,129,684 thousand for the year ended December 31, 2017, in-line with the decline in locomotive deliveries and reduction in restructuring charges of $93,517 thousand, partly offset by increased modernization and mining wheels volume.

Cost of services sold

Cost of services sold for the year ended December 31, 2018 was $838,631 thousand, a decrease of $38,759 thousand, or 4%, from $877,390 thousand for the year ended December 31, 2017. The decrease in cost of services sold was driven primarily by lower volume on long-term service contracts.

Gross profit

Gross profit for the year ended December 31, 2018 was $1,045,816 thousand, an increase of $122,582 thousand, or 13%, from $923,234 thousand for the year ended December 31, 2017. The gross profit on both goods and services improved in 2018, attributable to increased services, mining, and modernization output, and lower restructuring charges. In addition, the mix of goods versus services shifted favorably towards services, improving overall profit margins to 27% compared to 23% for the year ended December 31, 2017. Gross profit margins on sales of goods was 19% compared to 16% for year ended December 31, 2017, and gross profit margins on sales of services was 40% compared to 37% for the year ended December 31, 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2018 was $525,733 thousand, an increase of $76,082 thousand, or 17%, from $449,651 thousand for the year ended December 31, 2017, primarily attributable to costs associated with the Transaction and business-specific incentive compensation, offset by lower restructuring charges of $51,270.

Impairment of goodwill

There was no impairment of goodwill for the year ended December 31, 2018 or for the year ended December 31, 2017.

Non-operating benefit costs

Non-operating benefit costs for the year ended December 31, 2018 was $9,986 thousand, a decrease of $6,891 thousand, or 41%, from $16,877 thousand for the year ended December 31, 2017, primarily attributable to a decrease in pension costs assessed by GE.

Other (expense) income

Other (expense) income for the year ended December 31, 2018 was ($1,387) thousand, a decrease of $22,920 thousand, or 94%, from ($24,307) thousand for the year ended December 31, 2017, primarily driven by lower interest expense from receivables factoring. Additionally, gains were realized in 2018 related to asset sales associated with prior period restructuring projects.

Income taxes

The effective income tax rate was 22% and 10% in the years ended December 31, 2018 and 2017, respectively.  The increase in the effective income tax rate in the year ended December 31, 2018 was primarily the result of foreign operations.  The decrease in the effective income tax rate in the year ended December 31, 2017 was primarily the result of the 2017 enacted U.S. Tax reform regulations. GE Transportation’s operating results are included in the consolidated income tax returns of GE where allowable. The provision for income taxes represents federal, state and local, and non-U.S. taxes on income calculated on a separate tax return basis. As a separate stand-alone company, GE Transportation’s tax profile may differ from historical results.

Net earnings

Net earnings for the year ended December 31, 2018 was $395,732 thousand, an increase of $7,636 thousand, or 2%, from $388,096 thousand for year ended December 31, 2017, primarily attributable to improvements in gross profit, other income, and non-operating benefit costs, offset by higher SG&A costs and increased provision for taxes.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following table sets forth GE Transportation’s income statement data for the years ended December 31, 2017 and 2016:

	For the Year Ended December 31
	2017	2016	Variation ($)	Variation (%)
	In thousands, except for percentages
Income Statement Data:
Revenues
Sales of goods	$2,546,637	$3,046,546	$(499,909)	(16)%
Sales of services	1,383,671	1,560,045	(176,374)	(11)%
Total revenues	3,930,308	4,606,591	(676,283)	(15)%
Cost of revenues
Cost of goods sold	2,129,684	2,525,838	(396,154)	(16)%
Cost of services sold	877,390	909,116	(31,726)	(3)%
Gross profit	923,234	1,171,637	(248,403)	(21)%
Selling, general and administrative expenses	449,651	432,229	17,422	4%
Impairment of goodwill	—	2,027	(2,027)	(100)%
Non-operating benefit costs	16,877	18,455	(1,578)	(9)%
Other (expense) income	(24,307)	(11,409)	(12,898)	113%
Earnings before income taxes	432,399	707,517	(275,118)	(39)%
Provision for income taxes	(44,303)	(167,428)	123,125	(74)%
Net earnings	388,096	540,089	(151,993)	(28)%
Less net earnings attributable to noncontrolling interests	14,311	6,144	8,167	133%
Net earnings attributable to Parent	373,785	533,945	(160,160)	(30)%
Other comprehensive income (loss)
Foreign currency translation adjustments	15,568	22,970	(7,402)	(32)%
Benefit plans, net of taxes	459	(1,092)	1,551	(142)%
Other comprehensive income (loss), net of taxes	16,027	21,878	(5,851)	(27)%
Less other comprehensive income (loss) attributable to noncontrolling interests	703	(6,101)	6,804	(112)%
Other comprehensive income (loss) attributable to Parent	15,324	27,979	(12,655)	(45)%
Comprehensive income (loss)	404,123	561,967	(157,844)	(28)%
Less comprehensive income (loss) attributable to noncontrolling interests	15,014	43	14,971	34,816%
Comprehensive income attributable to Parent	$389,109	$561,924	(172,815)	(31)%

Sales of goods

Sales of goods for the year ended December 31, 2017 was $2,546,637 thousand, a decrease of $499,909 thousand, or 16%, from $3,046,546 thousand for the year ended December 31, 2016. Locomotive unit shipments were down 42%, driven by a 72% decrease of North America shipments, partially offset by a 36% increase in international locomotive shipments. Locomotive shipment decline was partially offset by an 82% increase in mining wheel shipments and a 24% increase in sales of locomotive spare parts.

Sales of services

Sales of services for the year ended December 31, 2017 was $1,383,671 thousand, a decrease of $176,374 thousand, or 11%, from $1,560,045 thousand for the year ended December 31, 2016. Contractual services were down 11%, primarily driven by lower volume on existing long term maintenance contracts attributable to lower asset utilization by North American customers reducing the need for spare parts and maintenance. Though carload volumes improved slightly in 2017 and the number of parked locomotives declined, parking still remained near historically high levels and the environment for sales of services remained challenging. The decline in sales of services was partly offset by continued sales to the international installed base, as well as aftermarket digital product sales, which continued to see growth.

Total revenues

Total revenues for the year ended December 31, 2017 was $3,930,308 thousand, a decrease of $676,283 thousand, or 15%, from $4,606,591 thousand for the year ended December 31, 2016. The Equipment segment was the largest contributor to the decline in revenues with a $676,272 thousand decline, or 28%. International revenues increased as a percentage of total revenues over 2016, increased to 45% of total revenues compared to 38% of total revenues in 2016.

Cost of goods sold

Cost of goods sold for the year ended December 31, 2017 was $2,129,684 thousand a decrease of $396,154 thousand, or 16%, from $2,525,838 thousand for the year ended December 31, 2016. The decrease was due to the decrease in North America shipments discussed above and a $36,766 thousand decrease in restructuring costs, partially offset by increased costs from increased international locomotive shipments, mining wheels and locomotive spare parts volume discussed above.

Cost of services sold

Cost of services sold for the year ended December 31, 2017 was $877,390 thousand, a decrease of $31,726 thousand, or 4%, from $909,116 thousand for the year ended December 31, 2016. The decline was due to a 9% decrease in contractual services, primarily driven by lower volume on existing long term maintenance contracts.

Gross profit

Gross profit for the year ended December 31, 2017 was $923,234 thousand, a decrease of $248,403 thousand, or 21%, from $1,171,637 thousand for the year ended December 31, 2016. Gross profit related to goods was down 20% primarily driven by softness in North American locomotive markets, partially offset by increased locomotive spare parts volume and lower restructuring charges. Gross Profit related to services were down 22% primarily driven by softness in the contractual services market for maintenance.

Selling, general and administrative expenses

Selling, general and administrative expense for the year ended December 31, 2017 was $449,651 thousand, an increase of $17,422 thousand, or 4%, from $432,229 thousand for the year ended December 31, 2016. The increase is primarily attributable to costs from new acquisitions of $8,941 thousand and restructuring costs of $4,321 thousand.

Impairment of goodwill

There was no impairment of goodwill for the year ended December 31, 2017 compared to $2,027 thousand for the year ended December 31, 2016, due in part to an improved global commodities market positively impacting the fair value of the reporting units.

Non-operating benefit costs

Non-operating benefit costs for the year ended December 31, 2017 was $16,877 thousand, a decrease of $1,578 thousand, or 9%, from $18,455 thousand for the year ended December 31, 2016, primarily due to a decrease in severance charges, partly offset by an increase in health benefits for retirees.

Other (expense) income

Other (expense) income for the year ended December 31, 2017 was $(24,307) thousand, an increase of $12,898 thousand, or 113%, from $(11,409) thousand for the year ended December 31, 2016, primarily attributable to a one-time sale of leased equipment in 2016.

Income taxes

The effective income tax rate was significantly reduced to 10% in the year ended December 31, 2017 from 24% in the year ended December 31, 2016. The decrease in the effective rate was primarily the result of newly enacted U.S. tax reform regulations. The effective tax rate in the year ended December 31, 2016 benefited by 16 percentage points from a restructuring of GE Transportation's foreign operations that resulted in a one-time recognition of foreign tax credits.

Net earnings

Net earnings for the year ended December 31, 2017 was $388,096 thousand, a decrease of $151,993 thousand, or 28%, from $540,089 thousand for the year ended December 31, 2016. The main contributing factor for the decrease in net earnings was the decline in North American locomotive sales, partly offset by recent growth in sales of mining equipment and parts.

Cash Flows
	For the Years Ended December 31,
	2018	2017	2016
In thousands	(in thousands of U.S. dollars)
Net earnings	$395,732	$388,096	$540,089
Less net earnings attributable to noncontrolling interests	414	14,311	6,144
Net earnings attributable to GE	395,318	373,785	533,945
Cash provided by (used for) operating activities	222,890	322,004	853,712
Cash provided by (used for) investing activities	(171,086)	(200,956)	(168,214)
Cash provided by (used for) financing activities	9,950	(171,062)	(625,586)
Effect of currency exchange rate changes on cash and equivalents	(9,197)	4,201	4,133
Increase in cash and equivalents	52,556	(45,813)	64,045
Cash and cash equivalents at beginning of period	105,338	151,151	87,106
Cash and cash equivalents at end of period	$157,893	$105,338	$151,151

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Operating Activities

Cash provided by operating activities was $222,890 thousand during the year ended 2018, a decrease of $99,114 thousand, from $322,004 thousand during the prior year period. The decrease was driven by cash used for working capital management which was partially offset by improved earnings before income taxes. Changes in working capital were primarily attributable to increases in inventory in preparation for 2019 locomotive and mining unit deliveries and increases in accounts receivable due to lower utilization of the receivable factoring program and increases in customer days sales outstanding. The increase in inventory and accounts receivable was partially offset by improvements in accounts payable days to pay. The cash generated by earnings was attributable to improvements in gross profit and lower interest expense, partially offset by increases in SG&A.

Investing Activities

Cash (used for) investing activities was ($171,086) thousand during the year ended 2018, a decrease of $29,870 thousand, from ($200,956) thousand during the prior year period. The decrease was driven by GE Transportation’s purchase of a 50% interest in locomotive manufacturer Lokomotiv Kurastyru Zauyty (LKZ) in 2017 partially offset by asset purchases related to legal entity restructuring in preparation for disposition. Similarly, there were less proceeds generated from disposition of property, plant and equipment in 2018 compared to 2017.

Financing Activities

Cash provided by financing activities was $9,950 thousand during the year ended 2018, an increase of $181,012 thousand, from $171,062 thousand during the prior year period. The increase was primarily due to a reduction of $177,845 thousand of transfers received from GE when compared to the year ended 2017 in addition to dividends paid to noncontrolling interest holders, partially offset by lower repayment of loans in 2018 compared to 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Operating Activities

Cash provided by operating activities was $322,004 thousand during the year ended December 31, 2017, a decrease of $531,708 thousand, from $853,712 thousand during the year ended December 31, 2016. Earnings before income taxes was down $275,118 thousand primarily due to lower North American locomotive deliveries and services volume decline. Working capital decreased by $197,695 thousand primarily due to down payments received in prior years that were recognized as revenue in 2017.

Investing Activities

Cash (used for) investing activities was $(200,956) thousand during the year ended December 31, 2017, a decrease of $32,742 thousand, from $(168,214) thousand in year ended December 31, 2016. This was mainly due to an increase in GE Transportation’s non-U.S. manufacturing footprint and continued investment in GE Transportation’s Digital business, partly offset by proceeds from the sale of assets as part of GE Transportation’s restructuring activities.

Financing Activities

Cash (used for) financing activities was $(171,062) thousand during the year ended December 31, 2017, an increase of $454,524 thousand, from $(625,586) thousand in the year ended December 31, 2016, mainly due to a substantial $499,998 thousand reduction in payments to GE when compared to 2016. GE Transportation also made repayments of debt, which were partly offset by newly issued debt.

Indebtedness

As of December 31, 2018, GE Transportation’s borrowings consisted principally of short-term credit facilities.

Unsecured loan facility

In September 2017, GE Transportation entered into an unsecured loan facility agreement with Wipro GE Healthcare Private Limited to fund various ongoing projects and operational requirements. The loan had a total disbursement value of $68,703 thousand, disbursed in three tranches. As of December 31, 2017, the first two tranches had been disbursed with a total value of $44,256 thousand. The final tranche was disbursed in the first quarter of 2018. The loan carries an 8% annual interest rate, compounded quarterly and matures in three tranches due October 2019, November 2019, and January 2020. However, under the terms of the merger agreement, this loan was settled in November 2018 in anticipation of the closing of the Proposed Transaction.

Off Balance Sheet Obligations

As of December 31, 2018 and 2017, the Business has off-balance sheet credit exposure for bank guarantees of approximately $468,830 thousand and $532,196 thousand, respectively. These balances represent the notional amount of bank guarantees obtained in the normal course of business from non-affiliated third party financial institutions to guarantee the Business’s own performance on contracts with customers and suppliers.  In the event nonperformance by the Business results in a customer or supplier drawings on the guarantee, the Business would be secondarily liable. Historically, the Business has not experienced any losses on these credit exposures.

Contractual Obligations, Commitments and Contingencies

Future minimum lease payments on non-cancelable operating lease arrangements, net of amounts due under subleases, as of December 31, 2018, consist of the following:

In thousands	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Leases	$83,105	14,353	22,450	16,144	30,158

GE Transportation did not enter into any additional material operating leases during the year ended December 31, 2018. Additionally, GE Transportation did not enter into any significant capital leases during the three years ended December 31, 2018.

Quantitative and Qualitative Disclosure About Market Risk

GE Transportation’s business involves buying, manufacturing and selling components and products across global markets. These activities expose GE Transportation to changes in foreign currency exchange rates and commodity prices which can adversely affect revenues earned and costs of its operating businesses. When the currency in which equipment is sold differs from the primary currency of the legal entity and the exchange rate fluctuates, it will affect the revenue earned on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies and exposure to foreign currency gains and losses based on changes in exchange rates. Changes in the price of raw materials used in manufacturing can affect the cost of manufacturing, including any potential change in tariffs and free trade agreements. GE Transportation uses derivatives to mitigate or eliminate these exposures, where appropriate. Most derivative activity consists of currency exchange and commodity contracts.

Critical Accounting Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires GE Transportation’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of these combined financial statements and the reported amounts of revenue and expenses during the reporting period. GE Transportation bases its estimates and judgments on historical experience and on various other assumptions and information that it believes to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as GE Transportation’s operating environment changes. While GE Transportation believes that the estimates and assumptions used in the preparation of these combined financial statements are appropriate, actual results could differ from those estimates.

Estimates are used for, but are not limited to, determining the following: estimates of variable revenues and/or costs on long-term revenue generating contracts, recoverability of long-lived assets and inventory, valuation of goodwill; useful lives used in depreciation and amortization; income taxes and related valuation allowances; accruals for contingencies including warranties; actuarial assumptions used to determine costs on employee benefit plans, valuation assumptions for long term stock-based compensation expense, valuation and recoverability of receivables, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

Revenue from contracts with customers

Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, (ASC 606), requires GE Transportation to make certain estimates that affect the amount and timing of revenue recognized in a given period, primarily related to equipment and service contracts that are recognized on an overtime basis (refer to Note 2 and Note 3 to GE Transportation’s audited financial statements included elsewhere in this current report on Form 8-K for further discussion of GE Transportation’s accounting policy for these contracts). The most critical estimates relevant to GE Transportation’s revenue accounting are related to GE Transportation’s long-term CSAs as discussed below.

GE Transportation enters into CSA contracts with GE Transportation’s customers, which require GE Transportation to provide preventative maintenance, asset overhaul / updates, and standby “warranty-type” services that include certain levels of assurance regarding asset performance and uptime throughout the contract periods, which generally range from 5 to 25 years. Contract modifications that extend or revise contract terms are not uncommon and generally result in GE Transportation’s recognizing the impact of the revised terms prospectively over the remaining life of the modified contract (i.e., effectively like a new contract). GE Transportation’s revenue recognition on CSAs requires estimates of both customer payments expected to be received over the contract term as well as the costs expected to be incurred to perform required maintenance services. GE Transportation routinely reviews estimates under product services agreements and regularly revises them to adjust for changes in outlook as described below.

GE Transportation recognizes revenue as it performs under these arrangements using an over-time accounting model based on costs incurred relative to total expected costs. Throughout the life of a contract, this measure of progress captures the timing and extent of GE Transportation’s underlying performance activities as GE Transportation’s stand-ready services often fluctuate between routine inspections and maintenance, unscheduled service events and major overhauls at pre-determined usage intervals. Customers generally pay GE Transportation based on the utilization of the asset (daily billing rate per running locomotive for example) or upon the occurrence of a major event within the contract such as an overhaul. As a result, a significant estimate in determining expected revenues of a contract is estimating how customers will utilize their assets over the term of the agreement. Changes in customer utilization can influence the timing and extent of overhauls and other service events over the life of the contract.

As a result, the revenue recognized each period is dependent on GE Transportation’s estimate of how a customer will utilize their assets over the term of the agreement. GE Transportation generally uses a combination of both historical utilization trends as well as forward-looking information such as market conditions, locomotive parking and potential asset retirements in developing GE Transportation’s revenue estimates. This estimate of customer utilization will impact both the total contract billings and costs to satisfy GE Transportation’s obligation to maintain the equipment. To the extent required, GE Transportation limits the amount of variable consideration used to estimate GE Transportation’s transaction price such that it is improbable that a significant revenue reversal will occur in future periods.

To develop GE Transportation’s cost estimates, GE Transportation considers the timing and extent of future maintenance and overhaul events, including the amount and cost of labor, spare parts and other resources required to perform the services. In developing GE Transportation’s cost estimates, GE Transportation utilizes a combination of GE Transportation’s historical cost experience and expected cost improvements. Cost improvements are only included in future cost estimates after savings have been observed in actual results or proven effective through an extensive regulatory or engineering approval process.

GE Transportation regularly assesses customer credit risk inherent in the carrying amounts of receivables and contract assets and estimated earnings, including the risk that contractual penalties may not be sufficient to offset GE Transportation’s accumulated investment in the event of customer termination. GE Transportation gains insight into future utilization and cost trends, as well as credit risk, through GE Transportation’s knowledge of the installed base of equipment and the close interaction with GE Transportation’s customers that comes with supplying critical services and parts over extended periods.

Long-lived assets

GE Transportation reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. GE Transportation derives the required undiscounted cash flow estimates from GE Transportation’s historical experience and GE Transportation’s internal business plans. To determine fair value, GE Transportation uses quoted market prices when available, GE Transportation’s internal cash flow estimates discounted at an appropriate discount rate and independent appraisals, as appropriate.

See Note 2 to GE Transportation’s audited financial statements included elsewhere in this current report on Form 8-K for further information on impairment losses.

Goodwill and other identified intangible assets

GE Transportation tests goodwill for impairment annually each year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. GE Transportation determines fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. GE Transportation assesses the valuation methodology based upon the relevance and availability of the data at the time GE Transportation performs the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to GE Transportation’s businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. GE Transportation uses its internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on GE Transportation’s most recent views of the long-term outlook for each business. Actual results may differ from those assumed in GE Transportation’s forecasts. GE Transportation derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to GE Transportation’s reporting units to estimate the cost of equity financing. GE Transportation uses discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in GE Transportation’s internally developed forecasts.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

GE Transportation reviews identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. GE Transportation tests intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows.

See Notes 2 and 8 to GE Transportation’s audited financial statements included elsewhere in this current report on Form 8-K for further information.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill. This ASU simplifies the measurement of goodwill impairment to a single-step test. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation, and will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Under the revised guidance, failing step one will always result in goodwill impairment. The new guidance is effective for annual and interim goodwill impairment tests beginning after December 15, 2019 and early adoption is permitted. GE Transportation is currently evaluating the impact of the adoption of ASU 2017-04 on GE Transportation’s combined financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU introduces a new accounting model, the Current Expected Credit Losses model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models under current U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables and is effective for fiscal years beginning after December 15, 2019. GE Transportation continues to evaluate the effect of the standard on GE Transportation’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, creating ASC Subtopic 842, Leases.  ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors.  ASU 2016-02 requires lessees to present a right-of-use asset and a corresponding lease liability on the balance sheet.  Lessor accounting is substantially unchanged compared to the current accounting guidance.  ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, and for the interim and annual reporting periods thereafter, with early adoption permitted.  We are planning to elect the new transition method approved by the FASB on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting the comparative periods presented by recognizing a cumulative-effect adjustment to the opening balance of retained earnings. We are currently in the process of accumulating and evaluating all the necessary information required to properly account for our lease portfolio under the new standard. Additionally, we are implementing an enterprise-wide lease management system to support the ongoing accounting requirements. Development and testing of our selected systems solution is ongoing. Our Parent is working closely with the software system developer as the timely readiness of the lease software system is critical to ensure an efficient and effective adoption of the standard. We are evaluating additional changes to our processes and internal controls to ensure we meet the standard’s reporting and disclosure requirements. While we continue to evaluate the effect of the standard on our combined financial statements, the adoption of the ASU will result in the recognition of a right of use asset and related liability in the Combined Statement of Financial Position upon adoption.